Exhibit 10.1

EMPLOYMENT AGREEMENT OF JAMES RUDIS

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of February 1, 2012 between Overhill Farms, Inc., having its principal place of business at 2727 East Vernon Avenue, Vernon, California 90058 (the “Company”), and James Rudis, an individual residing in New York (the “Executive”).

The Company and the Executive (collectively referred to herein as the “Parties”) enter this Agreement on the basis of the following facts, understandings and intentions:

A.           The Company is engaged in the manufacture of custom prepared frozen food products for branded retail, private label, foodservice and airline customers;

B.           The Company is willing to continue Executive’s employment and Executive desires to continue his employment with the Company, based upon the terms and conditions set forth in this Agreement;

C.           In the course of the employment contemplated under this Agreement, it will be necessary for Executive to acquire knowledge of certain trade secrets and other confidential and proprietary information regarding the Company; and

D.           The Company and Executive acknowledge and agree that the execution of this Agreement is necessary to memorialize the terms and conditions of their employment relationship as well as safeguard against the unauthorized disclosure or use of the Company’s confidential information and to otherwise preserve the goodwill and ongoing business value of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:

1. Incorporation of Recitals. The recitals stated above are hereby incorporated by reference as though fully set forth at length herein.

2. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, subject to the terms and conditions set forth herein. This Agreement shall govern the employment relationship between the Company and Executive from January 1, 2012 (the “Effective Date”) until terminated in accordance with the provisions of this Agreement. The total period of the Executive’s employment under this Agreement is referred to herein as the “Employment Period.”

3. Term. The initial term of this Agreement shall be from the Effective Date through December 31, 2014. Thereafter, subject to the notice provisions contained in Section 6, Executive’s employment shall continue until terminated by either Party. The Company is an at-will employer, and, after the initial term, the employment relationship between the Company and Executive pursuant to this Agreement shall not be for any specific term, but may be terminated with or without cause, by the Company or by Executive, at any time and for any reason, subject to the rights and obligations of the Parties as set forth in this Agreement. Any modification to the nature of the at-will employment relationship between the Company and Executive after the initial term must be made in writing, and must be signed by Executive and an authorized representative of the Board of Directors of the Company (the “Board”).

4. Position.

(a) Title, Position and Duties. Executive shall be employed by the Company in the position of Chief Executive Officer and President, and Executive shall have the normal and reasonable duties, responsibilities and authority commensurate with such positions as determined by the Board. In addition to, and coterminous with, Executive’s service as Chief Executive Officer of the Company, Executive shall serve as Chairman of the Board. In the performance of Executive’s duties, Executive shall be subject to the direction of the Board, and will report directly to the Board.

(b) Place of Employment. During the Employment Period, Executive generally shall perform the services required by this Agreement at a Company office in the New York area and, as needed by the Company, at the Company’s principal place of business in Vernon, California, or other such locations as are necessary for the Executive to perform his duties hereunder. The Company may also require Executive to travel to other locations on the Company’s business from time to time.

(c) Best Efforts. Executive shall devote his best efforts and substantially full working time and attention to the promotion and advancement of the Company and its objectives. Executive shall serve the Company faithfully and to the best of Executive’s ability, and shall perform such services and duties in connection with the business, affairs and operations of the Company as may be assigned or delegated to Executive from time to time by the Board.

5.	Compensation and Related Matters.

(a) Base Salary. During the Employment Period, conditioned upon Executive’s continued employment by the Company, and contingent upon Executive’s compliance with all the terms and provisions of this Agreement, the Company shall pay the Executive a base salary at the annual rate of Four Hundred Seventy Five Thousand Dollars ($475,000.00) (the “Base Salary”). Executive’s Base Salary shall be paid according to the standard payroll practices of the Company, including those Company practices related to withholding for taxes, insurance and similar items. Compensation shall be reviewed on an annual basis and shall be subject to a minimum increase in a percentage not less than that of the annual increase in the cost of living as determined by reference to the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index, U.S. City Average All Items, Base Period 1982-84 = 100.

(b) Bonuses. Executive shall be eligible to receive annual bonuses during the Employment Period, if and as determined in the sole and absolute discretion of the Compensation Committee, subject to Section 9.

(c) Reimbursement for Business Expenses. The Company will promptly reimburse Executive for all reasonable expenses incurred by Executive for a legitimate business purpose, provided that: (i) each such expenditure is of a nature qualifying it as a proper deduction on the Company’s federal and state income tax returns; and (ii) Executive timely furnishes to the Company adequate records and other documentary evidence for each such expenditure (such as a receipt of paid bills) required by federal and state statutes, regulations, rulings, and procedures for the substantiation of each such expenditure as an income tax deduction. Notwithstanding the foregoing, the Company acknowledges that Executive maintains his principal residence and office in the state of New York, and the Company agrees to pay or reimburse all past and/or present travel and related expenses to and from New York, and any related costs (including a “gross-up” for income taxes if the Internal Revenue Service determines that such reimbursements constitute taxable income to the Executive), and without regard to tax deductibility by the Company. The Company further acknowledges that all of Executive’s air travel may be business or first class.

(d) Benefit Plan Eligibility. During the Employment Period, the Executive shall be entitled to participate in such benefit plans that are made generally available by the Company to senior management executives of the Company from time to time, including, but not limited to group medical, dental, life insurance, long-term disability benefits and the Company’s 401(k) defined contribution plan, in each case subject to the terms and conditions of the applicable plan documents. Nothing in this Section 5(d) is intended or shall be construed to require the Company to institute or to continue any, or any particular, plan or benefit. If Executive chooses not to participate in the Company’s existing group medical insurance plan, and provided that Executive is and remains covered by a separate medical insurance plan, the Company will reimburse Executive for his and his immediate family’s actual premiums for such separate medical plan, provided that the reimbursement amount shall not exceed amounts paid by the Executive for such coverage immediately prior to the Effective Date.

(e) Life Insurance. The Company shall make available, at its costs, a life insurance policy in the amount of $1 million for the sole and exclusive benefit of Executive (the “Policy”). Executive shall be entitled to name the beneficiary under the Policy, and the Company shall, upon demand from Executive at any and all times, execute and deliver any forms, notices or other documentation requested by Executive in connection with the Policy. Upon request of Executive, the Company agrees to transfer ownership of the Policy to Executive.

(f) Automobile. The Company shall provide an automobile allowance in the amount of $800 per month. The Company also agrees to pay all automobile operating expenses, including, without limitation, maintenance and repair, gas, oil, car washes, insurance and deductible amounts arising from any claim against such insurance.

(g) Vacation and Holidays. During the Employment Period, Executive shall be entitled to four weeks of paid vacation each calendar year, and Executive shall be entitled to all paid Company holidays, subject to the Company’s vacation and holiday policies, as in effect from time to time; provided, however, that the Company agrees to cash out and pay Executive for the portion of any vacation time not used by the end of the calendar year in which it was earned (or at such later date as may be specified by Executive). In addition, Executive shall be entitled to ten (10) paid sick or personal business days per year.

(h) Change In Control Bonus. If a Change in Control occurs, then the Company shall pay Executive a minimum of $300,000, in addition to any other amounts that the Compensation Committee may award in its sole and absolute discretion. “Change in Control” means the occurrence of any of the following events occurring after the Effective Date of this Agreement:

(i) a Person (as defined below) or two or more Persons acting as a group directly or indirectly becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934) of more than fifty percent (50%) of the total voting power of the total outstanding voting securities of the Company on a fully diluted basis;

(ii) a Person directly or indirectly acquires all or substantially all of the assets and business of the Company; or

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) the acquisition of assets or stock of another entity, in each case, other than a transaction which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least fifty percent (50%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction.

Notwithstanding the foregoing, for purposes of this Section 5(h) a financing transaction approved by the Board and involving the offering and sale of shares of the Company’s capital stock shall not be a “Change in Control.” “Person” means any natural person, corporation, or any other entity.

(i) Withholding. The Company shall withhold from the compensation and benefits payable under this Agreement any amounts required to be withheld under applicable law.

6. Termination. Executive’s employment hereunder shall be, or may be, as applicable, terminated under the following circumstances:

(a) Death. Executive’s employment under this Agreement shall terminate immediately upon his death.

(b) Incapacity. Executive’s employment under this Agreement shall terminate upon Executive’s physical or mental incapacity to perform the essential functions of his position under this Agreement for more than ninety (90) consecutive days during any twelve (12) month period. Any question or disagreement between the Parties as to the existence of a physical or mental condition which would give rise to such an incapacity will be resolved by the results of an examination by a qualified physician, to be mutually agreed upon by the Parties. If the Parties fail to agree on the selection of a physician, each shall select a physician who will then together select an independent physician to conduct the examination and render a decision as to whether Executive is incapacitated as defined in this Agreement. The Parties agree to be bound by the decision of the independent physician. Any examining physician shall be furnished with information concerning the essential functions of Executive’s position prior to conducting such an examination. Notwithstanding anything expressed or implied above to the contrary, the Company will fully comply with its obligations under the Americans with Disabilities Act, and with any other applicable federal, state or local law, regulation or ordinance, governing the protection of individuals with disabilities.

(c) Discharge by the Company. After expiration of the initial term, Executive’s at-will employment hereunder may be terminated by the Company at any time with or without “Cause” (as defined in Section 8(b)(iii)), upon written Notice of Termination to Executive. For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon as a basis for termination of the Executive’s employment (which may be a reference to this Section 6(c) if the termination is without Cause).

(d) Voluntary Resignation by Executive. After expiration of the initial term, Executive may voluntarily resign Executive’s position and terminate Executive’s at-will employment hereunder at any time by delivery of a written notice of resignation to the Company (the “Notice of Resignation”). The Notice of Resignation shall set forth the date such resignation shall become effective (the “Date of Resignation”), which date shall be not less than sixty (60) days after the date the Notice of Resignation is delivered to the Company. Notwithstanding the foregoing notice requirement, the Company may, in its sole discretion, elect to accept Executive’s resignation effective immediately upon delivery, or effective on such other date during the sixty (60) day notice period, in which case, such date shall be the Date of Resignation.

(e) Date of Termination. “Date of Termination” means: (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated by reason of his incapacity, the date of the opinion of the physician referred to in Section 6(b); (iii) if Executive’s employment is terminated by the Company for Cause or without Cause pursuant to Section 6(c), the date specified in the Notice of Termination; or (iv) if Executive voluntarily resigns pursuant to Section 6(d), the Date of Resignation as determined by reference to Section 6(d).

7. Obligations upon Termination.

(a) Return of Property. Executive hereby acknowledges and agrees that all property (including, without limitation, any documents, files and electronic information) and equipment furnished to or prepared by Executive in the course of or incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company on or before the Date of Termination.

(b) Complete Resignation. Upon Executive’s separation from employment for any reason under Section 6, Executive shall resign, effective upon the Date of Termination, from all offices then held with the Company or any of its subsidiaries and affiliates.

(c) Survival of Representations, Warranties, Covenants and Other Provisions. The representations and warranties contained in this Agreement and the parties’ obligations under this Section 7 and Sections 10 through 14, inclusive, shall survive the termination Executive’s employment and of this Agreement.

8. Compensation upon Termination. Subject to Section 9, Executive shall be entitled to the following payments in the event of the termination of Executive’s employment with the Company:
(a) Death or Incapacity. If Executive’s employment is terminated by reason of death or incapacity pursuant to Section 6(b), the Company shall pay to Executive (or his estate if by death): (i) any accrued, unpaid Base Salary payable under Section 5(a) as in effect on the Date of Termination; (ii) any unreimbursed business expenses under Section 5(d) outstanding as of the Date of Termination; and (iii) any accrued but unused vacation pay as of the Date of Termination (collectively, the “Accrued Compensation”).

(b) Termination by the Company.

(i) For Cause. If Executive’s employment is terminated by the Company pursuant to Section 6(c) for Cause (as defined in Section 8(b)(iii)), the Company shall pay to Executive the Accrued Compensation.

(ii) Without Cause. If Executive’s employment is terminated by the Company pursuant to Section 6(c) without Cause, the Company shall pay to the Executive the Accrued Compensation and a “Severance Benefit,” as follows. The Severance Benefit shall be a continuation of Executive’s Base Salary in effect as of the Date of Termination for the longer of (A) twelve (12) months following the Date of Termination or (B) the remaining unexpired portion of the initial term, payable as provided in Section 5(a), together with the Continued Health Insurance Benefit as set forth and defined in Section 8(d), commencing on the Date of Termination; provided however, that no such Severance Benefit shall be paid unless and until Executive executes and delivers to the Company, and any applicable revocation period required by law has lapsed and the Executive has not revoked, a general release of claims in a form acceptable to the Company in its sole and absolute discretion, and the Executive is not in material breach of any of the provisions of this Agreement. In addition, the Company shall pay Executive the pro-rata portion of any bonuses earned through the Date of Termination, paid in accordance with the terms of the bonus plan pursuant to which any bonus may have been earned; provided, however, that the Company is not required to calculate or pay any bonus prior to the regularly scheduled time for making such calculation or payment.

(iii) Definition of “Cause.” For the purpose of this Agreement, “Cause” means a finding by the Board that: (a) Executive breached any of the material terms of this Agreement or any confidentiality or proprietary information and inventions agreement with the Company, including without limitation, by Executive’s theft or other misappropriation of the Company’s proprietary information; (b) Executive failed to perform assigned duties, or acted with gross negligence, willful misconduct or fraudulently in the performance of Executive’s duties; or (c) Executive has been convicted of, or has entered a plea of guilty or nolo contendere to, a criminal offense that is injurious to the Company or the business reputation of the Company. The Company will provide Executive with written notice of any of these events and a ten (10) day opportunity to cure such matter to the satisfaction of the Company.

(c) Voluntary Resignation. If Executive terminates Executive’s employment with the Company pursuant to Section 6(d), the Company shall pay to the Executive the Accrued Compensation.

(d) Continued Health Insurance Benefit. After the Date of Termination, and until Executive becomes eligible for coverage under Medicare Parts A and B, the Company will continue to provide Executive with medical and dental coverage on the same terms as provided in Section 5(d).

(e) Compliance with Obligations. The continuing obligation of the Company to pay to Executive any Severance Benefit under Section 8(b)(ii) or portion thereof is expressly conditioned upon Executive’s continued compliance with Executive’s obligations and covenants under Sections 10, 11 and 13 following the termination of Executive’s employment with the Company.

9. Compliance with Section 409A of the Internal Revenue Code.

(a) Short-Term Deferral Exemption. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code (the “Code”) and, accordingly, the benefits provided pursuant to this Agreement are intended to be paid not later than the later of: (i) the fifteenth (15th) day of the third (3rd) month following the Executive’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. The date determined under this Section 9(a) is referred to as the “Short-Term Deferral Date.”

(b) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary herein, in the event that any benefits provided pursuant to this Agreement are not actually or constructively received by the Executive on or before the Short-Term Deferral Date, to the extent such benefit constitutes a deferral of compensation subject to Section 409A of the Code, then: (i) subject to clause (ii), such benefit shall be paid upon Executive’s separation from service, with respect to the Company and its affiliates within the meaning of Section 409A of the Code, and (ii) if Executive is a “specified Executive,” as defined in Section 409A(a)(2)(B)(i) of the Code, with respect to the Company and its affiliates, such benefit shall be paid upon the date which is six months after the date of Executive’s “separation from service” (or, if earlier, the date of Executive’s death). If any benefit provided for in this Agreement is subject to this Section 9(b), such benefit shall be paid on the sixtieth (60th) day following the payment date determined under this subsection.

10. Covenant of Confidentiality. Executive will not at any time during the Employment Period or at any time following the Employment Period disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other organization, entity or enterprise other than the Company (or any of its subsidiaries or affiliated companies), any Confidential Information, without the Company’s written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Executive’s fault is independently developed by Executive without use of or reference to any Confidential Information, as can be demonstrated in Executive’s written records, is furnished by the Company to a third party without restrictions similar to the terms hereof on such third party’s right to use or disclose such information, or is required by law to be disclosed by Executive. As used herein, the term “Confidential Information” means any and all information about inventions, improvements, modifications, discoveries, costs, profits, markets, sales, products, employees, pricing policies, operational methods, concepts, technical processes and applications, and other business affairs and methods of the Company and of its affiliates, collaborators, consultants, suppliers, and customers, as well as any other similar information not readily available to the public, including without limitation any information supplied by third parties to the Company under an obligation of confidence. Confidential Information may be contained in various media, including without limitation patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, supplier and customer lists, internal financial data, and other documents and whether or not in written form and whether or not labeled or identified as confidential or proprietary. Notwithstanding any contrary provision of this Section 10, however, the term “Confidential Information” shall not include information which: (i) is or becomes generally available to the public other than as a result of the disclosure of such information directly or indirectly by Executive; or (ii) comes into Executive’s possession through a source other than the Company; provided, however, that such source is not known to Executive to be bound by a confidentiality agreement with the Company or is not otherwise known to Executive to be bound not to disclose such information. Moreover, nothing in this Agreement shall be construed so as to prohibit Executive’s compliance with a valid order of a court of competent jurisdiction concerning the disclosure of Confidential Information, provided that Executive shall give the Company prior written notice of such disclosure and Executive shall take all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure. Unless, however, such Confidential Information is made public by such court, all such information shall remain Confidential Information under this Agreement.

11. No Competition During Employment; Non-Solicitation. Executive agrees that during the Employment Period Executive has a duty of loyalty to the Company and will not directly or indirectly engage in any other employment, engagement, or other business activity directly related to the business in which the Company (or any of its subsidiaries or affiliated companies) is now involved or becomes involved during the Employment Period. Executive agrees during the Employment Period not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with the Company (or any of its subsidiaries or affiliated companies). However, Executive may make passive investments in any business, provided that such investments shall not exceed a two percent (2%) interest if the business is competitive with the business of the Company (or any of its subsidiaries or affiliated companies). Without limiting the foregoing, Executive further covenants that:

(a) During the Employment Period and for a period of one (1) year following the termination of Executive’s employment with the Company for any reason, Executive shall not directly or indirectly, either alone or in concert with others, on Executive’s own behalf or on behalf of any other person or entity, solicit, or attempt to persuade or solicit any employee of the Company to terminate his employment with the Company, or to work for anyone in competition with the Company.

(b) Executive further understands and agrees that any solicitation by Executive of the Company’s customers and/or suppliers which involves the use or disclosure of the Company’s Confidential Information could be a breach of Executive’s obligations under this Agreement and a violation of applicable laws protecting trade secret information and prohibiting unfair competition. Accordingly, in order to protect the Company’s Confidential Information, Executive agrees during the Employment Period and for a period of one (1) year following the termination of Executive’s employment with the Company for any reason, not to directly or indirectly, either alone or in concert with others, on Executive’s own behalf or on behalf of any other person or entity, use the Company’s Confidential Information: (i) in connection with any solicitation, or any attempt to persuade or solicit, any existing customer or supplier of the Company to cease to do business, or to reduce the amount of business which any customer or supplier of the Company has customarily done or contemplates doing, with the Company; or (ii) in connection with any solicitation, or any attempt to persuade or solicit, any existing customer or supplier of the Company to do or expand business with a competitor of the Company.

12. Other Obligations of Executive and Employer.

(a) Executive agrees to conduct himself at all times with due regard to public conventions and morals.

(b) Executive and Employer mutually agree not to do or commit any act that will reasonably tend to degrade the other party or to bring the other party into public hatred, contempt, or ridicule, or that will reasonably tend to shock or offend the community, or to prejudice the other party.

(c) Executive covenants that, in performing his duties for Employer, Executive will abide by all applicable federal, state, and local statutes, ordinances, rules, and regulations.

13. Assignment of Rights.

(a) Copyrights. Executive agrees that all works of authorship fixed in any tangible medium of expression by him during the term of this Agreement relating to the Company’s business (“Works”), either solely or jointly with others, shall be and remain exclusively the property of the Company. Each such Work created by Executive is a “work made for hire” under the copyright law and the Company may file applications to register copyright in such Works as author and copyright owner thereof. If, for any reason, a Work created by Executive is excluded from the definition of a “work made for hire” under the copyright law, then Executive does hereby assign, sell, and convey to the Company the entire rights, title, and interests in and to such Work, including the copyright therein, to the Company. Executive will execute any documents that the Company deems necessary in connection with the assignment of such Work and copyright therein. Executive will take whatever steps and do whatever acts the Company requests, including, but not limited to, placement of the Company’s proper copyright notice on Works created by Executive to secure or aid in securing copyright protection in such Works and will assist the Company or its nominees in filing applications to register claims of copyright in such Works. The Company shall have free and unlimited access at all times to all Works and all copies thereof and shall have the right to claim and take possession on demand of such Works and copies.

(b) Inventions. Executive agrees that all discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective product, process, or service of the Company (“Inventions”) that Executive conceives or makes during the term of this Agreement relating to the Company’s business, shall become and remain the exclusive property of the Company, whether patentable or not, provided, however; that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention which qualifies fully under the provisions of California Labor Code Section 2870, including any idea or invention which is developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or trade secret information, and which is not related to the Company’s business, whether actual or demonstrably anticipated, and which does not result from work performed for the Company. Subject to the foregoing, Executive will, without royalty or any other consideration:

(i) Inform the Company promptly and fully of such Inventions by written reports, setting forth in detail the procedures employed and the results achieved;

(ii) Assign to the Company all of his rights, title, and interests in and to such Inventions, any applications for United States and foreign Letters Patent, any United States and foreign Letters Patent, and any renewals thereof granted upon such Inventions;

(iii) Assist the Company or its nominees, at the expense of the Company, to obtain such United States and foreign Letters Patent for such Inventions as the Company may elect; and

(iv) Execute, acknowledge, and deliver to the Company at the Company’s expense such written documents and instruments, and do such other acts, such as giving testimony in support of his inventorship, as may be necessary in the opinion of the Company, to obtain and maintain United States and foreign Letters Patent upon such Inventions and to vest the entire rights and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions, patent applications, and patents.

14. Injunctive Relief and Enforcement. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 10 ,11, or 13 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available, and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement.

15. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when transmitted by telecopy with receipt confirmed, or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:

If to the Executive:	James Rudis

At the address, telephone and telecopy numbers in the Company’s records

If to the Company:                                      Overhill Farms, Inc.

2727 East Vernon Avenue

Vernon, California 90058

Attention: Chief Financial Officer

Attention: Board of Directors

Telephone: (323) 582-9977

Telecopy: (323) 582-6418

or to such other address as any such party may furnish to the others from time to time in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. Interpretation of Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning. This Agreement has been negotiated by the Parties and is to be interpreted as if the Parties had prepared it together and not strictly for or against any Party. References in this Agreement to “Section” refer to numbered sections, paragraphs and subparagraphs of this Agreement, unless the context expressly indicates otherwise. References to “provisions” of this Agreement refer to the terms, conditions, restrictions and promises contained in this Agreement. References in this Agreement to applicable laws and regulations refer to such laws and regulations as in effect on the Effective Date of this Agreement, and to the corresponding provisions, if any, of any successor law or regulation. Forms of the verb “including” mean “including without limitation” unless the context expressly indicates otherwise. “Or” is inclusive and includes “and” unless the context expressly indicates otherwise.

17. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect; provided, however, that if any one or more of the terms contained in Section 10, 11 or 13 shall for any reason be held to be excessively broad with regard to time, duration, geographic scope or activity, that term shall not be deleted but shall be reformed and constructed in a manner to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted.

18. Expenses. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reimbursement of reasonable attorney’s fees and other costs incurred by such party in connection with such action, in addition to any other relief to which such party is entitled.

19. Assignment. Executive acknowledges that Executive’s abilities and capabilities are unique and distinct and that the Company is relying upon him to personally provide the services contemplated by this Agreement. Executive’s rights, duties and obligations under this Agreement shall not be assignable by Executive in any manner whatsoever without the prior written consent of the Company’s Board of Directors. This Agreement will inure to the benefit and be binding upon the Company and its successors and assigns.

20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be construed as part of this Agreement, and shall not be employed in the construction of this Agreement.

22. Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, and the singular shall include the plural, and vice-versa.

23. Choice of Law. This Agreement shall be governed by and construed under and according to the internal substantive laws, and not the laws of conflicts, of the State of California, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern. The Company and Executive irrevocably submit to the exclusive jurisdiction of any State or Federal court sitting in Los Angeles County, California, over any suit, action, or proceeding arising out of or related to this Agreement.

24. Entire Agreement. This Agreement contains the entire agreement and understanding between the Company and Executive with respect to the employment of Executive by the Company as contemplated hereby and no representations promises agreements or understandings written or oral, not herein contained shall be of any force or effect. This Agreement supercedes and replaces the Employment Agreement dated February 18, 2010, which shall be deemed terminated and of no further force and effect upon effectiveness of this Agreement. This Agreement shall not be modified or amended unless in writing and signed by both Executive and an authorized representative of the Company or the Board.

25. Executive’s Acknowledgement. Executive acknowledges, represents and agrees that:

(a) Executive has read and understands the terms of this Agreement and Executive’s obligations hereunder, and Executive agrees to abide by the terms of this Agreement.

(b) Executive has had the opportunity to be represented by legal counsel of his choosing in preparing, negotiating, executing and delivering this Agreement.

(c) In connection with this Agreement and Executive’s employment under this Agreement, other than as expressly stated in this Agreement, the Company makes and has made no promises or representations concerning future promotions, compensation, or other terms and conditions of employment, and by accepting employment under this Agreement, Executive has not relied upon or been induced to accept employment with the Company on the basis of any such promises or representations.

(d) The execution of this Agreement by Executive and his employment by the Company and the performance of his duties herewith will not violate or breach any agreement with a former employer, client or any other person or entity. Executive has not entered into, and Executive agrees that he will not enter into, any agreement, either written or oral, which is in conflict with this Agreement.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year first written above.

“Company”

Overhill Farms, Inc.

By:	/s/ Tracy E. Quin
Tracy Quinn, Chief Financial Officer

"Executive"

/s/ Jim Rudis
James Rudis